Exhibit 10.28

CERIDIAN CORPORATION

Personal and Confidential

Date:	Sept. 3, 2008
To:	Perry H. Cliburn
From:	Kairus K. Tarapore
Subject:	Mutual Termination Agreement

This Mutual Termination Agreement (the “MTA”) will confirm the agreement to mutually terminate the employment relationship between Ceridian Corporation and any of its subsidiaries, or affiliates, and their respective successors and assigns (“Ceridian”) and you. Ceridian and you are parties to that certain Executive Employment Agreement, dated as of December 16, 2006 (the “EEA”), which governs certain matters concerning your employment, and the parties, by means of this MTA desire to set forth the terms and conditions under which the EEA will be terminated effective December 31, 2008, and, accordingly, your employment by Ceridian will cease. In addition to other matters set forth in this MTA, and pursuant to Ceridian’s Corporate Governance Policies and Guidelines, you agree that you will resign as an officer of Ceridian and from any and all positions you may hold with Ceridian or any of its subsidiaries or affiliates effective as of December 31, 2008 (the “Employment Termination Date”). For purposes of this Agreement, the term “Payment Date” shall mean any date within five business days following satisfaction of the Release Conditions (subject to paragraph 22 of this MTA). For purposes of this Agreement, the term “Release Conditions” shall mean (a) your execution and delivery to Ceridian of the Release attached as Exhibit A to this MTA (the “Release”) and (b) your non-revocation of the Release during the seven calendar days following your execution and delivery to Ceridian of the Release.

1.	Termination of Executive Employment Agreement

This MTA shall constitute termination of the EEA pursuant to paragraph 4.03(a) of the EEA effective December 31, 2008. The EEA and any other written or verbal agreements between Ceridian and you, if any, are hereby terminated and, except as expressly provided for in this MTA, are of no further force or effect; it being understood and agreed that specified provisions of the EEA shall survive and be incorporated by reference into this MTA as provided below. By mutual agreement with Ceridian, you will resign, effective as of the Employment Termination Date, from your positions as Executive Vice President and Chief Information Officer of Ceridian, and from all other positions you may currently hold as an officer or member of the Board of Directors of any of Ceridian’s subsidiaries or affiliates. You shall sign and deliver to Ceridian such other documents as may reasonably be requested to reflect such resignations.

2.	Base Salary Payment

Pursuant to paragraph 4.03(a)(1) of the EEA, on the Payment Date, Ceridian shall pay to you $800,000.00, less applicable withholdings, such amount representing two years’ base salary, which amount includes severance, if any, under the Ceridian Severance Plan.

3.	2008 Bonus

Pursuant to and in accordance with the provisions of paragraph 4.03(a)(2) of the EEA, as soon as practicable following January 1, 2009, Ceridian shall pay to you a bonus payment, less applicable withholdings, calculated in accordance with the provisions of Ceridian’s annual bonus (or management incentive) plan applicable to you for the fiscal year 2008.

4.	Outplacement

Pursuant to and in accordance with the provisions of paragraph 4.03(a)(3) of the EEA, Ceridian shall reimburse the provider of outplacement services, in an amount not to exceed $20,000, less applicable withholdings.

5.	Ceridian Stock Options

On December 21, 2007, Ceridian provided you a notice of an award of stock options to purchase shares of the common stock of Ceridian Holding Corp., including an accompanying agreement relating to such options, all pursuant to the Ceridian Holding Corp. 2007 Stock Incentive Plan. This award and the accompanying option award agreement as governed by the 2007 Stock Incentive Plan shall continue in effect in accordance with their terms. Notwithstanding the foregoing and for purposes of clarification, the parties understand and agree that no options may vest on or after the Employment Termination Date.

6.	Ceridian Stock Purchase Agreement

You are, as of the date of this MTA, the owner of (i) 8,125 shares of common stock of Ceridian Holding Corp. and (ii) 1,875 shares of preferred stock of Ceridian Intermediate Corp. (collectively, the “Ceridian Stock”). Your ownership of the Ceridian Stock is and shall remain subject to the provisions of that certain Stock Purchase Agreement, dated as of November 9, 2007, among Ceridian Holding Corp., Ceridian Intermediate Corp., you and certain other investor signatories thereto and that certain related Stockholders Agreement dated November 9, 2007 to which you are a party.

7.	Ceridian Savings and Investment Plan (401(k))

Upon the Employment Termination Date, your active participation in the Ceridian Saving and Investment Plan will cease and you will be eligible to receive benefits in accordance with the terms and conditions of the Ceridian Savings and Investment Plan.

8.	Deferred Compensation

Upon the Employment Termination Date, your active participation in the Ceridian Deferred Compensation Plan will cease. You will be eligible to receive distributions of vested, existing account balances as of the Employment Termination Date in accordance with the terms and conditions of the Ceridian Deferred Compensation Plan, including applicable vesting and payment terms. Unvested account balances as of the Termination Date shall be forfeited.

9.	Benefits
a.	Personal Days Off

On the Payment Date, Ceridian shall pay to you a lump sum payment in an amount appropriately calculated for all accrued (and untaken) personal days off, subject to applicable withholding.

b.	Health and Dental Coverage

The health and dental coverage in which you and any dependents are currently enrolled terminates on the last day of the month in which the Employment Termination Date occurs. You will be eligible for benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to eighteen months following the Termination Date. If you elect COBRA benefit continuation in accordance with the immediately preceding sentence, pursuant to paragraph 4.03(a)(4) of the EEA, Ceridian will subsidize the COBRA payments for the first six months. Your continued participation in any healthcare plans of Ceridian in accordance with the terms hereof will run simultaneously with, and therefore reduce, the eighteen month coverage continuation period under COBRA.

c.	Life Insurance

All of your company-paid, additional and dependent life insurance will automatically terminate at midnight on the last day of the month in which the Employment Termination Date occurs. You will be eligible to continue life insurance at your expense in accordance with the provisions of the applicable plan.

d.	Other Insurance

Business Travel Accident, Accidental Death and Dismemberment Insurance and short-term and long-term disability provided by Ceridian shall terminate at midnight on the Employment Termination Date.

10.	Outstanding Obligations

You agree that you will satisfy all outstanding obligations associated with your employment with Ceridian, including, but not limited to, (a) return of any Ceridian equipment, (b) completion of outstanding expense reports and remittance of unused travel advances or travel advances employed for personal use, and (c) payment of the balance of any personal charges on your Ceridian credit card, no later than the tenth day following the Employment Termination Date (or if that day is not a business day, on the first business day thereafter).

11.	Pending and Threatened Litigation and Claims

Ceridian currently is involved in various litigation matters and in the future may become involved in other lawsuits, arbitrations or other dispute resolutions or be subjected to other claims (collectively, “Company Litigation”). You may be requested or subpoenaed to provide testimony or to testify at trial in Company Litigation. It also may be to Ceridian’s benefit to have you work with Ceridian in the defense of Company Litigation. Further, it is possible that you could be named as a party-defendant in future litigation involving Ceridian. In view of these circumstances, you and Ceridian agree as follows:

a.	Cooperation

You will make yourself reasonably available upon request to confer with Ceridian’s senior executive officers and lawyers at mutually convenient times and places during regular business hours for reasonable amounts of time regarding Company Litigation.

b.	Indemnification and Advancement of Expenses

Notwithstanding your separation from Ceridian’s employment, with respect to events that occurred during your tenure as an officer of Ceridian, you will be entitled, as a former officer of Ceridian, to the same rights that are afforded to its directors and senior executive officers now or in the future, to indemnification and advancement of expenses pursuant to and as provided in the Indemnification Agreement with you, in the Ceridian charter and bylaws and under applicable law, and to coverage and a legal defense under any applicable general liability and/or directors’ and officers’ liability insurance policies maintained by Ceridian.

c.	Counsel

The provisions of this paragraph are subject to eligibility for indemnification and advancement of expenses under paragraph b above. Ceridian will provide legal counsel at its expense to represent you in Company Litigation, which legal counsel may be the same legal counsel that is representing Ceridian at the same time (“Company Counsel”). In the unlikely event that a conflict or adversity develops between you and Ceridian that would, under Rule 1.7 of the Minnesota Rules of Professional Conduct, preclude the continued representation of you by Company Counsel in Company Litigation, then you will have the right to withdraw from the representation provided by Company Counsel and to select your own legal counsel to continue to represent you in Company Litigation, in which event Ceridian will reimburse you for the reasonable attorneys’ fees and costs that are charged by your own legal counsel. If such a circumstance exists you consent to Company Counsel continuing to represent Ceridian and other current and former officers and directors. Notwithstanding any other provision of this paragraph, you have the right to retain your own legal counsel, at your own expense, to represent you in Company Litigation jointly with Company Counsel, or to represent you in any other legal matters involving you and Ceridian.

12.	Confidentiality, Disclosure and Assignment

The terms and conditions of Article V of the EEA, are incorporated by reference into this MTA and shall remain in full force and effect and are not altered by this MTA and any capitalized terms used in such Article V shall have the meanings ascribed to such terms in the EEA.

13.	Non-Competition/Non-Recruitment and Non-Disparagement

The terms and conditions of Article VI of the EEA, including without limitation paragraphs 6.02, 6.03 and 6.04 of the EEA, are incorporated by reference into this MTA and shall remain in full force and effect and are not altered by this MTA and any capitalized terms used in such Article VI shall have the meanings ascribed to such terms in the EEA. For the avoidance of doubt, you agree that the restrictive covenants set forth in Article VI of the EEA relating to Non-Competition and Non-Recruitment shall apply to you until December 31, 2010.

14.	No Adequate Remedy

We each agree that it is impossible to measure in money the damages which would accrue to either of us by reason of a failure to perform any of the obligations under this MTA or the EEA and therefore injunctive judicial relief, in court, is appropriate. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law.

15.	Successors and Assigns

This MTA shall be binding upon and inure to the benefit of the successors and assigns of Ceridian, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition. This MTA shall not be assignable by you.

If you should die before all the payments required to be made to you by Ceridian by this MTA have been made, then all remaining payments specified in such paragraphs shall be made by Ceridian to your wife, if she is then living, or to your estate, if she is not living.

16.	Governing Law

This MTA shall be governed and construed in accordance with the laws of the State of Minnesota, without giving effect to the conflicts of law principles thereof and any and every legal proceeding arising out of or in connection with this MTA shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

17.	Entire Agreement

This MTA (including those sections of the EEA that are incorporated by reference into this MTA and the agreements referenced in Sections 5 and 6 of this MTA) constitutes the entire understanding between you and Ceridian, and supersedes all prior discussions, representations, and negotiations with respect to the matters herein relating to your termination. You will not be entitled to any additional compensation or benefits from Ceridian or its subsidiaries or affiliates, except as provided in this MTA.

18.	Waiver of Other Payments and Benefits; Acknowledgment

The compensation and benefits arrangements set forth in this MTA are in lieu of any rights or claims that you may have with respect to severance or other benefits, or any other form of remuneration from Ceridian or any of its subsidiaries or affiliates, other than benefits under any tax-qualified employee pension benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (including Ceridian’s 401(k) plan), and without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or could assert to payment for salary, bonuses, medical, dental or hospitalization benefits, payments under supplemental retirement plans and incentive plans, life insurance benefits, expenses and attorneys’ fees, except as otherwise provided in this MTA or as mandated under applicable law. Without limiting any other remedies available to Ceridian, Ceridian shall be entitled to withhold any unpaid portion of payments contemplated by this MTA if you fail to comply in any material respect with any of the material terms of this MTA. Ceridian acknowledges that the amounts due to you under Ceridian’s 401(k) plan and any amounts due to you under applicable law do not constitute consideration for the Release, and you acknowledge that the payments and benefits contemplated by this MTA do constitute consideration for the Release.

19.	Notices

All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:

(a)	If to Ceridian:

Ceridian Corporation

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425-1640

Attention: Executive Vice President, General Counsel and Secretary

(b)	If to you:

Perry H. Cliburn

[            ]

[            ]

Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

20.	Waivers

No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

21.	Modification.

No supplement, modification, or amendment of this MTA shall be binding unless executed in writing by both you and Ceridian.

22.	Release

You agree and acknowledge that your receipt of each and every payment and each and every benefit described in this MTA is conditioned upon satisfaction of the Release Conditions.

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CERIDIAN CORPORATION		PERRY H. CLIBURN

By:	/s/ Kairus K. Tarapore		/s/ Perry H. Cliburn
Its:	Executive Vice President,
Human Resources

Date:	As of Sep 3, 2008	Date:	As of 9/3/2008

Exhibit A

RELEASE

Reference is made to the Mutual Termination Agreement, dated Sep 3, 2008, between Ceridian Corporation and me (the “Mutual Termination Agreement”). I, Perry H. Cliburn, on behalf of myself, and all other persons claiming through me, in consideration of the payments under the Mutual Termination Agreement, subject to appropriate withholding, which includes compensation to which I would not otherwise be entitled, do, except as specifically provided below, hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which I have or may have against Ceridian Corporation, its predecessors, successors, subsidiaries and affiliates and all past and present members of the Board of Directors, officers, employees and agents of those persons and companies (collectively, “Ceridian”) arising out of any actions, conduct, decisions, behavior or events occurring up to the date of my execution of this Release.

I understand and accept that this Release specifically covers but is not limited to any and all claims, complaints, causes of action or demands which I have or may have against the above-referenced released parties relating in any way to the terms, conditions and circumstances of my employment up to the date of my signature below, any form of employment discrimination prohibited under any state’s human rights act, Title VII of the Federal Civil Rights Act of 1964 and the Federal Age Discrimination in Employment Act. I further understand that this Release extends to but is not limited to all claims which I may have based on statutory or common law claims for negligence or other breach of duty, wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, failure to pay wages or any other theory, whether legal or equitable. Notwithstanding the foregoing, I do not waive my rights to (i) enforce the performance by Ceridian of its obligations under the Mutual Termination Agreement (including, without limitation, the obligation to make the payments and provide the benefits described in the Mutual Termination Agreement), (ii) any pension or other employee benefits payable pursuant to the terms of the applicable plans of Ceridian or any affiliate, which benefits shall be paid or provided in accordance with the terms of such plans or (iii) indemnification from Ceridian with respect to my service with Ceridian, whether provided pursuant to Ceridian’s bylaws or otherwise.

Nothing contained herein, however, shall be construed to prohibit me from filing a charge with the Equal Employment Opportunity Commission, but my release includes a release of my right to file a court action or to seek individual remedies or damages in any Equal Employment Opportunity Commission-filed court action, and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such a charge.

I agree that my only remedy for any dispute I have about the enforceability of this Release shall be to submit that dispute to final and binding arbitration in accordance with the rules of the American Arbitration Association. Ceridian and I agree that I must send written notice of any claim to Ceridian by certified mail, return receipt requested. Written notice to Ceridian shall be sent to its Secretary at 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640.

I understand that I may rescind this Release if I do so in writing, delivered by certified mail, return receipt requested, to Office of the General Counsel, Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640, within seven (7) calendar days of the date of my signature below. Upon the expiration of seven (7) calendar days from the date indicated below, if I have not rescinded this Release, then Ceridian Corporation shall promptly deliver to me the above-referenced payments contemplated by the MTA, subject to appropriate withholding, this Release being contingent upon payment of those amounts.

If sent by mail, the rescission must be:

•	Postmarked within the 7 calendar-day period;
•	Properly addressed to Ceridian; and
•	Sent by certified mail, return receipt requested.

By my signature below, I acknowledge that I fully understand and accept the terms of this Release, and I represent and agree that my signature is freely, voluntarily and knowingly given. I have had 21 days in which to consider this agreement, and to the extent I execute this agreement before the expiration of the twenty-one day period, I do so knowingly and voluntarily and only after consulting with my attorney. By my signature below, I further acknowledge that I have been provided a full opportunity to review and reflect on the terms of this Release and to seek the advice of legal counsel of my choice, which advice I have been encouraged to obtain.

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